Exhibit 10.2

First Amendment to
Severance Plan for
Elected and Appointed Officers of
Huntington Ingalls Industries
As Amended and Restated (effective March 31, 2012)
This First Amendment is made to the Severance Plan for Elected and Appointed Officers of Huntington Ingalls Industries, as amended and restated effective March 31, 2012 (the “Plan”).

WHEREAS, the purpose of this First Amendment is to provide an additional severance benefit to certain Officers who received a Restricted Stock Rights grant in 2011 as described below and have a job elimination before March 31, 2014.

WHEREAS, this First Amendment is made pursuant to Section 9 of the Plan under the authority delegated to the Vice President and Chief Human Resources Officer by the Board of Directors.

NOW THEREFORE, the Plan is amended to add an additional appendix as follows:

Appendix C

The following benefit will apply to Officers who meet the eligibility requirements of this Appendix C:
1.    Eligible Officers. The Officers eligible for the benefit are Officers who:

(a)	Are appointed officers or elected officers who do not report to the Chief Executive Officer,

(b)    Received a Restricted Stock Rights (“RSRs”) award with a Grant Date of March 31, 2011 and a vesting date of March 31, 2014 (a “Founders Grant”) and will forfeit all rights to the Founders Grant at the Qualifying Termination, and

(c)    Have a Qualifying Termination prior to March 31, 2014 due to a job elimination. An Officer who has a Qualifying Termination for any reason other than a job elimination is not eligible for the benefit under this Appendix C.

2.    Benefit. The benefit is a lump sum cash severance benefit with the following terms.

(a)    The amount of the benefit for an Officer will be based on a pro rata portion of the the number of RSRs in the Officer’s Founders Grant, calculated under the following formula:

Number of RSRs times Months Since March 31, 2011 times    Fair Market Value of a share
in Founders Grant              36         of Common Stock on date of
    grant of Founders Grant

For purposes of the formula, Months Since March 31, 2011 shall be the number of full months from March 31, 2011 to the date of the Officer’s Qualifying Termination. Fair Market Value shall be determined under the Huntington Ingalls Industries, Inc. 2011 Long-Term Incentive Stock Plan. Common Stock is common stock of the Company as defined in the Founders Grant. The number of RSRs shall not be subject to adjustment as provided in Section 5.1 of the Founders Grant.

(b)    The benefit shall be paid at the same time as the lump sum severance benefit under Section 4(a) of the Plan. The amount will be paid after all regular taxes and withholdings have been deducted.

Exhibit 10.2

3.    Effective Dates: This Appendix C is effective as of November 1, 2012 and shall cease to be effective as of March 31, 2014.

The undersigned has caused this First Amendment to the Plan to be executed as of the date below.

HUNTINGTON INGALLS INDUSTRIES, INC.

By: /s/ William R. Ermatinger
    William R. Ermatinger
    Vice President and Chief Human Resources
Officer

Date: November 2, 2012

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